February 8, 2019

By email to Amanda Kabak

Dear Amanda Kabak:

Clean Spark, LLC, (the “Company”), is pleased to offer you a promotion with the Company on terms described below.

1.   Position. You are being offered a promotion from your current position to the position of Chief Technical Officer and Principal Software Architect. Effective February 8, 2019.

2.   Duties. You will be responsible for such duties as are normally associated with such position and identified in a job description as outlined below. You will report directly to the Company’s CEO and President.

Chief Technology Officer:

•	Assist the Company in designing, creating, managing and executing its strategic technology goals.
•	Design refinement, development/improvement, integration, and testing of CleanSpark’s data management, analytics, intelligence, and automation software

•	Documenting the above processes
•	Other duties as needed or required:
•	Software Development in line with the Solution Architecture such as
•	Proficiency in design and implementation using WCF, Azure Event Hubs, Azure Service Bus, and Azure Service Fabric
•	Familiarity and proficiency in decoupled data storage typology evaluation and implementation
•	Requirements distillation and management
•	Setting up communications with electrical/control equipment, configuring, and automating SCADA system configuration
•	Designs & develops embedded systems consistent with cloud deployment
•	Assist and advise the sales team of technical considerations for proposed projects.
•	Demonstrating and presenting products
•	Attending trade exhibitions, conferences and meetings
•	Travel as needed to meet with clients and prospective clients

4.	Compensation.

Base Pay. Your annual base pay for this position will be $190,000 per year, paid weekly (effective February 1, 2019). All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Stock Option Compensation: You will be allowed to participate in the Incentive Stock Option plan as outlined in Exhibit “A”.

Your job description, base pay, duties and responsibilities may be modified from time to time in the sole discretion of the company.

5.   Employment Status. This position is considered exempt status for federal wage and hour purposes and is not eligible for overtime pay for hours worked in excess of 8 in a given workday or 40 hours per week. Your employment status in this position will be full-time – regularly scheduled to work 30 or more hours per week.

6.   Benefits. In addition to your base pay compensation, you will be eligible to receive the benefits which are offered to Clean Spark, LLC employees which have been provided by the Company’s PEO, Ataraxis.

7.   Confidentiality and/or Non-Compete. As an employee of Clean Spark, LLC, you may be asked to sign a “Confidentiality” and/or a “Non-Compete” agreement as a condition of your employment.

8.   Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall first issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

9.   Employment Relationship. Employment with the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. Terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Other than the Company President, no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting the Company's discretion to modify the terms and conditions of employment. Only the Company President has the authority to make any such agreement and then only in writing and signed by each of the Company President and the respective employee. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy, or practice. As a new hire, your performance will be reviewed after a ninety (90) day trial period, at which time your continued employment will be evaluated. This trial period does not in any way modify the at-will status of your employment relationship with the Company.

10.    Entire Agreement. If you accept this offer the provisions of this employment offer letter contain the entire agreement of the parties relating to the subject matter and supersede all prior oral and written employment agreements or arrangements between the parties. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.

11.    Representation. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything gin the performance of services hereto that would violate any such duty.

12.    Expiration. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.

Should you have any questions, please do not hesitate to contact me at zach@cleanspark.com

If you wish to accept this offer, please sign and date this letter and return it to the Company within seven days.

We look forward to your acceptance and to having you as part of the Clean Spark, LLC team!

Sincerely,

Zachary Bradford President and CFO

Accepted and Agreed:

/s/ Amanda Kabak	February 8, 2019
Name: Amanda Kabak	Date

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Exhibit A

STOCK OPTION COMPENSATION

You will be granted Incentive Stock Options to purchase $100,000 in shares of CleanSpark Inc. Common Stock (CLSK) for each annual period you are with the Company. The Incentive Stock Options will be issued under the Company’s 2017 Incentive plan and will be subject to all rights and restrictions outline in the plan.

1/12 of the total options will be granted on the first day of each month and will carry a strike price equal to the closing price of our common stock as quoted on OTCmarkets (or higher exchange in the case of an up list) on the last day of the prior month.

Granted options will fully vest on the last day of each month.

Stock Compensation may be renegotiated annually.

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